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                                                                  EXHIBIT 99.1


Lamson & Sessions CEO Sees 'Very Strong Year' In '06
1302 words
31 January 2006
13:10
Dow Jones News Service
English
(c) 2006 Dow Jones & Company, Inc.

By Ralph E. Winter
For DOW JONES NEWSWIRES

CLEVELAND (Dow Jones)--Lamson & Sessions Co. (LMS) just completed "a spectacular fourth quarter" and several major markets are improving in 2006, said John B. Schulze, chairman, president and chief executive.

"We expect to have a very strong year in 2006," Schulze told Dow Jones Newswires, with sales gains in line with the long-range target of 8% to 10%. He declined to make an earnings forecast.

Management believes its two largest markets - telecommunications and commercial and industrial construction - are in the early stages of a multiyear expansion, Schulze said, and sales for road-building projects appear about to pick up.

Residential construction and home remodeling continue strong, he said.

"There will be a decline in some of the hot housing markets," he said. "But we don't see any housing bubble."

The Cleveland company produces plastic conduit, wiring outlet boxes and other enclosures to protect electrical wiring and communications cable. It sells a wide range of electrical devices to consumers and small contractors through home-improvement centers and other mass retailers.

On Jan. 17, management raised its fourth-quarter profit estimate to between 88 cents and 91 cents a share, more than the company earned in any year since 2000. The company had previously expected earnings of 70 cents to 75 cents a share for the period. Its sales expectation in the hurricane-aided quarter was also raised, to $143 million from its earlier estimate of $125 million to $130 million.

In 2004 the company earned 9 cents a share on sales of $97 million during the fourth quarter.

For all of 2005, Lamson & Sessions (LMS) sees earnings of $1.76 to $1.79 a share on sales of $494 million, up from 2004 net income of 46 cents a share on sales of $387 million.

The company's shares recently traded up 6.6% to $29.97 on volume of 386,900 compared to average daily volume of 321,800.


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Management expects to achieve higher earnings in each of the next three quarters, said James J. Abel, executive vice president and chief financial officer, but won't be able to duplicate the extremely strong fourth-quarter results. He said he will offer more specific guidance about first-quarter results on Feb. 16, when the company reports final 2005 figures.

The spectacular fourth-quarter profit arose from a dramatic turnaround at a unit that makes conduit from polyvinyl chloride plastic to protect electrical and communications wire and cable, Schulze said. Prices for PVC pipe soared after last fall's hurricanes curtailed natural gas production and shut down many Gulf Coast petrochemical plants, he said, creating shortages of PVC resin and the raw materials from which it is made.

The PVC Pipe unit, which produces about 30% of Lamson's sales, was strongly profitable in the fourth quarter, Schulze said, putting the unit in the black for the year after four consecutive years of losses.

Strong conduit demand "pulled sales of Carlon segment products along with it," he said, such as molded plastic outlet boxes and enclosures used to protect switches and interconnections in electrical and communications systems. Carlon obtained two price increases on molded products in 2005, he said, recovering all of the materials cost increases.

PVC Pipe plants continue to run at a high rate in the current quarter, normally a slow period for the construction-influenced business, to restore depleted inventories, Schulze said. Lamson's own inventories "are at historic lows," he said, and customers in the fourth quarter emptied distribution channels as they struggled to find pipe to complete projects.

Lamson was able to restore profit margins on conduit, which had been decimated during the previous four years, to the high levels of 2000, Schulze said.

Pipe margins are likely to slip somewhat this year, he said, but will remain significantly higher than they were before the hurricanes. High prices for natural gas, a basic raw material, "will sustain high prices for PVC resin," he said, bolstering prices for PVC pipe.

Also, Lamson's pipe plants are expected to operate more efficiently this year, he said. Additional equipment and more experienced associates should eliminate production problems that arose late last year when newly hired employees attempted to get maximum output from aging equipment. Noticeable improvement is expected by the second quarter, he said.

Commercial construction, normally Lamson's largest single market, is likely to grow by 6% to 7% this year, Schulze said. "There isn't a lot of office building going on," he said, "but there's a lot of construction of strip malls, warehouses and other buildings that support new residential neighborhoods."

Contracts have been awarded for construction of many schools, libraries and hospitals, Abel said.


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Lamson's 2006 profit also will benefit from continued recovery in the previously depressed telecommunications market, Schulze said, as telephone companies extend fiber-optic cable to more homes, small businesses and public buildings. Management expects telecommunications growth "in the mid-to-high single digits," he said, and sales will continue to rise for several more years.

Verizon Communications (VZ), Lamson's largest telecommunications customer, plans to make optical fiber available to three million more homes in 2006, up from two million last year, Schulze said, and will continue extending high-speed lines for another four or five years.

AT&T Inc. (T), the company's second-largest telecommunications customer, "is just getting its new optic-fiber program off the ground," he said, as are many smaller carriers.

Last year's federal highway-construction bill contained money for "smart highways" with electronic signs and warnings about traffic problems ahead, Schulze said. Lamson supplies conduit and other products to help transmit the required data. States are accepting quotes for many of these projects, he said, but little construction has begun.

Lamson Home Products, which sells electrical and telecommunications products through mass retailers, expects to pass through in the first quarter cost increases incurred in last year's fourth period, Schulze said. The unit had "a very good year" in [2005], he said, despite margin pressure in the fourth quarter.

Improved efficiency at most Lamson units cut operating expense for all of 2005 to 10.2% or 10.3% of sales, from 11.5% in 2004, Abel said, and should bolster 2006 profits.

In addition, Abel obtained lower interest rates when renegotiating the company's bank loan agreement, Schulze said, and debt reduction further cut interest costs. Barring a major acquisition, the loan terms and debt reduction will again reduce interest costs in 2006, he said.

Schulze demonstrated several new products about which he said customers are excited. One is a kit that allows builders to make quick and complete repairs when workers or equipment break off the ends of electrical conduit or plumbing pipes protruding from newly poured concrete floors.

Lamson ended 2005 with debt "very close to 40% of total capital, which is our target," Abel said.

Also, Lamson & Sessions stock has risen "to the point where it could be used as a currency" for acquisitions, Abel said. Management "is beginning to look pretty seriously at potential acquisitions," he said.

"The board is more comfortable looking for growth and further debt reduction than initiating dividends," Schulze said.

-By Ralph E. Winter, Dow Jones Newswires; 201-938-5099

Corrected Jan. 31, 2006 14:52 ET (19:52 GMT) [ 01-31-06 1310ET ]

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For all of 2005, Lamson & Sessions (LMS) sees earnings of $1.76 to $1.79 a share on sales of $494 million, up from 2004 net income of 46 cents a share on sales of $387 million.

(An item at 1:10 p.m. EST incorrectly used the figure for income from continuing operations.) [ 01-31-06 1450ET ]